Exhibit 15

To the Board of Directors and Shareholders of

Winnebago Industries, Inc.

Forest City, Iowa

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Winnebago Industries, Inc. and subsidiaries for the thirteen and twenty-seven weeks ended March 1, 2008 and the thirteen and twenty-six weeks ended February 24, 2007, as indicated in our report dated April 8, 2008 (which included an explanatory paragraph regarding the Company’s change in its method of accounting for unrecognized tax benefits to conform to Statement of Financial Accounting Standards Interpretation No. 48); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 1, 2008, is incorporated by reference in Registration Statements No. 333-31595, No. 333-47123 and No. 333-113246 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Minneapolis, Minnesota

April 8, 2008